Exhibit 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To The Shareholders of
UStel, Inc.

     We hereby consent to the use in the Registration Statement on Form S-4 of our report dated March 21, 1997 relating to the financial statements of UStel, Inc. for the years ended December 31, 1996, 1995 and 1994, our report dated May 16, 1997 relating to the financial statements of Arcada Communications and Affiliates for the years ended December 31, 1995 and 1996 and to our report dated September 20, 1996, relating to the financial statements of Consortium 2000, Inc. for the year ended June 30, 1996 which are contained in that Registration Statement.




                              BDO SEIDMAN, LLP



Los Angeles, California
October 23, 1997